EXHIBIT 10.8

AGREEMENT OF PURCHASE AND SALE

by and between

ACS ONE OCEAN PROPCO LLC,
a Delaware limited liability company
(“Purchaser”)
and

Ashford Atlantic Beach LP,
a Delaware limited partnership,
and
Ashford TRS Atlantic Beach LLC,
a Delaware limited liability company

(collectively, “Seller”)

One Ocean Resort and Spa at One Ocean Boulevard, Atlantic Beach, Florida 32233

AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between ACS One Ocean Propco LLC, a Delaware limited liability company (“Purchaser”), Ashford Atlantic Beach LP, a Delaware limited partnership (“Fee Owner”), and Ashford TRS Atlantic Beach LLC, a Delaware limited liability company (“Operating Lessee”; Fee Owner and Operating Lessee are individually and collectively, as the context so requires, referred to herein as “Seller”).
R E C I T A T I O N S:
A.    Fee Owner is the owner of those certain parcels of real property more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon operated by Seller as the One Ocean Resort and Spa (the “Hotel”), situate, lying and being in Duval County, Florida.
B.    Purchaser is desirous of purchasing such real property and improvements from Seller and Seller is desirous of selling such real property and improvements to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:
•ARTICLE I
DEFINITIONS
◦1.1    Definitions. The following terms shall have the indicated meanings:
“Additional Deposit” shall have the meaning ascribed to such term in Section 2.3.
“Additional Title Matters” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Additional Title Objections” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Advance Bookings” shall mean reservations and agreements made or entered into by Fee Owner, Operating Lessee or Manager in the ordinary course of business prior to Closing and assumed by Purchaser for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by the Hotel.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise. Each of Fee Owner and Operating Lessee are Affiliates of each other.
“Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.
“Antenna Lease” means that certain Building Lease dated February 7, 1996, by and between Operating Lessee and T-Mobile South LLC, as amended by that certain Amendment to Building Lease dated February 7, 1996, Second Amendment to Building Lease dated November 16, 2018, and that certain Third Amendment to Building Lease dated June 1, 2022.
“Anti-Money Laundering and Terrorism Laws” shall have the meaning ascribed to such term in Section 3.11 hereof.
“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority affecting the Property or the ownership, operation, use, maintenance or condition thereof.
“Approval Standard” shall have the meaning ascribed to such term in Section 6.1 hereof.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit E whereby Fee Owner and Operating Lessee assign and Purchaser assumes all of its or their respective right, title and interest in and to the Operating Agreements and the Leased Property Agreements that have not been terminated prior to Closing in accordance herewith.
“Assignment of Management Services Agreement” shall mean, at Purchaser’s election, either (i) an assignment and assumption of the Management Services Agreement, whereby MSA Owner assigns and Purchaser assumes all of its respective right, title and interest in and to the Management Services Agreement to the extent relating solely to the Hotel and the Antenna Lease and first arising after the Closing (but not including any liabilities relating to any default by MSA Owner thereunder), or (ii) a new management services agreement for the Hotel and the Antenna Lease entered into on the Closing Date between Purchaser and Crestrise.
“Assignment of Occupancy Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit F whereby Fee Owner and/or Operating Lessee assigns and Purchaser assumes all of its or their respective right, title and interest in and to the Occupancy Agreements.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau,

instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.
“Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit D whereby Fee Owner and/or Operating Lessee conveys its or their respective right, title and interest in and to the Personal Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties related thereto.
“Broker” shall mean Robert Douglas.
“Cap” shall have the meaning ascribed to such term in Section 10.12 hereof.
“Claim” shall have the meaning ascribed to such term in Section 10.12 hereof.
“Claimed Damages” shall have the meaning ascribed to such term in Section 10.24 hereof.
“Claim Notice” shall have the meaning ascribed to such term in Section 10.24 hereof.
“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.
“Closing Date” shall mean the date on which the Closing shall occur, but in no event later than June 27, 2024.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“DABT” shall have the meaning ascribed thereto in Section 8.6.
“Data Site” shall mean https://robertdouglas.egnyte.com/fl/a3znfiT1Mt.
“Deed” shall mean a special warranty deed in substantially the form attached hereto as Exhibit C conveying title to the Real Property from Fee Owner to Purchaser.
“Deposit” shall mean all amounts deposited from time to time with Escrow Agent by Purchaser pursuant to and as defined in Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.
“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall have the definition ascribed to such term in Section 10.20 hereof.

“Environmental Laws” shall have the definition ascribed to such term in Section 3.21 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).
“Escrow Agent” shall mean Kensington Vanguard National Title, 5949 Sherry Lane, Suite 111, Dallas, Texas 75225, Attn:  Trey Lentz; Email: TLentz@kvnational.com; Phone: (214) 273-2514.
“Escrow End Date” shall have the meaning ascribed to such term in Section 10.24 hereof.
“Executive Order” shall have the meaning ascribed to such term in Section 3.11 hereof.
“Fee Owner” shall have the meaning ascribed to such term in the preamble to this Agreement.
“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit G.
“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
“Hotel” shall have the definition ascribed to such term in the Recitations.
“Hotel Employees” shall mean all employees of Fee Owner, Operating Lessee, Manager or any Affiliate thereof employed at the Property.
“Improvements” shall mean the Hotel and all other buildings, improvements, and other items of real estate located on the Land.
“Initial Deposit” shall have the meaning ascribed to such term in Section 2.3.
“Inspection Agreement” shall mean that certain Inspection Agreement dated April 12, 2024, executed by and between Purchaser and Fee Owner.
“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.
“Intangible Personal Property” shall mean, to the extent assignable, Fee Owner’s and/or Operating Lessee’s right, title and interest in and to all intangible personal property owned or possessed by Fee Owner or Operating Lessee and used or held for use in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 7.6 hereof, (5) the trademark and trade name “One Ocean” and any and all other trademarks, trade names, service marks, logos, domain names and other source-identifying indicia used to identify the Hotel and/or Property and/or any portion thereof, (6) Advance Bookings, (7) Warranties and Guarantees; (8) the goodwill associated with the Hotel; (9) the plans and specifications for the Improvements; (10) any computer systems, software used in connection with any computer systems located at the Hotel, data and programs, operating systems, technology and technical information and copyrights, together with all paper and electronic copies thereof, and (11) direct dial telephone numbers for the Hotel (including trunk lines, extension lines and rollover lines) and DSL, T1 and equivalent lines for data transmission for internet and/or cable providers, excluding (a) Fee Owner’s or Operating Lessee’s cash on hand, in bank accounts and invested with financial or other institutions, and (b) accounts receivable except for the above described share of the Rooms Ledger.
“Inventory” shall mean all inventories of food and beverage (to the extent permitted by Applicable Laws, alcoholic and non-alcoholic) in opened or unopened cases whether in use or held in reserve storage for future use, all china, glassware, silverware, kitchen and bar small goods, guest supplies, operating supplies, printing, stationary and uniforms, whether in use or held in reserve storage for future use in connection with the operation of a hotel and all in-use or reserve stock of linens, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.
“Land” shall mean those certain parcels of real estate lying and being in Duval County, Florida, and more particularly described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, and rights of access thereto, air rights, excess floor area rights and any other transferable development rights and approvals belonging to or useable with respect to any such parcels, rights to utility connections and hook-ups, and water rights and riparian rights, either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Leased Property” shall mean all leased items of Tangible Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
“Limitation Date” shall have the meaning ascribed to such term in Section 10.12 hereof.
“Liquor Licenses” shall have the meaning ascribed thereto in Section 8.6.

“Management Agreement” shall mean the management agreement between Operating Lessee and Manager for the Management or operation of the Hotel.
“Manager” shall mean Remington Lodging & Hospitality, LLC.
“Management Services Agreement” shall mean that certain Non Exclusive License Management Services Agreement dated September 2, 2015, by and between Ashford Hospitality Advisors LLC (“MSA Owner”) and Crestrise Communications, LLC (“Crestrise”) pursuant to which Crestrise manages the Antenna Lease for the Hotel.
“Monetary Encumbrance Release” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Monetary Title Encumbrances” shall mean any title encumbrances affecting the Hotel which are comprised of delinquent taxes or mortgages, deeds of trust, security agreements, or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by or on behalf of Seller and/or its Affiliates and any liens against the Property in the nature of or arising from judgments or construction, mechanics, materialman’s or other liens or charges, which were created or expressly assumed by or on behalf of Seller and/or its Affiliates, and notices of commencement, including, without limitation, the following matters listed on ALTA Commitment for Title Insurance issued by Chicago Title Insurance Company under Commitment NO. 5189444-C-FL-CP-LAZ with a Commitment date of April 28, 2024 at 9 a.m.: (i) Schedule B, Part I: requirements 7, 8 and 9; and (ii) Schedule B, Part II: exception 13. For the avoidance of doubt, Monetary Title Encumbrances do not include liens against the Property in the nature of or arising from judgments or pending litigation or construction, mechanics, materialman’s or other liens or charges which are in dispute, or other liens which were not created or expressly assumed by or on behalf of Seller or any of its Affiliates.
“Non-Breach Inaccuracy” shall mean a breach or inaccuracy of a representation or warranty contained in Article III of this Agreement of which Seller gives Purchaser written notice prior to Closing or Purchaser otherwise obtains actual knowledge prior to Closing which does not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of such representation or warranty if made as of the Closing Date (i.e., due to an event first arising between the Effective Date and the Closing Date or, to the extent a representation or warranty is qualified by knowledge, because Seller did not have knowledge, as such term is defined in Article III, of such matters as of the Effective Date).
“Occupancy Agreements” shall mean all leases, licenses, concession or occupancy agreements in effect with respect to the Real Property and/or Hotel that have been entered into on or before the Effective Date and listed on Schedule 3.8 or following the Effective Date in accordance with Section 6.1, including, without limitation, the Antenna Lease, under which any tenants (other than Hotel guests and Operating Lessee) or concessionaires occupy space upon the Real Property.

“Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements and the Management Agreement) related to ownership, construction, operation, or maintenance of the Property.
“Operating Lease” shall mean that certain lease agreement between Fee Owner and Operating Lessee with respect to the Property.
“Operating Lessee” shall mean Ashford TRS Atlantic Beach LLC.
“Owner’s Title Policy” shall mean an ALTA extended coverage owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be in the form customarily used for like transactions in the state where the Land is located.
“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
“Post-Closing Indemnity Escrow Agreement” shall have the meaning ascribed to such term in Section 10.24 hereof.
“Post-Closing Indemnity Escrow Funds” shall have the meaning ascribed to such term in Section 10.24 hereof.
“Property” shall mean collectively the Real Property and Personal Property.
“Property Agreements” shall have the meaning ascribed to such term in Section 3.21 hereof.
“Purchase Price” shall mean Eighty-Seven Million and No/100 Dollars ($87,000,000.00) payable in the manner described in Section 2.2 hereof.
“Purchaser” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Purchaser Parties” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e) hereof.
“Real Property” shall mean the Land and the Improvements with respect to the Hotel.
“Representatives” shall have the meaning ascribed to such term in Section 8.5 hereof.
“Rooms Ledger” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges charged or incurred as of such time which shall be shared equally by Purchaser, on the one hand, and Seller, on the other), including any sales taxes, room taxes or other taxes thereon.
“Seller Financial Statements” shall have the meaning ascribed to such term in Section 3.18 hereof.
“Seller’s Additional Title Response” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Seller’s Additional Title Response Period” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Seller’s Response” shall have the meaning ascribed thereto in Section 2.4(e).
“Seller’s Response Period” shall have the meaning ascribed thereto in Section 2.4(e).
“Seller’s Title Policy” shall mean the title policy defined as such in Section 2.4(b) hereof.
“Study Period” shall mean the period commencing on the date of the Inspection Agreement, and continuing through 5:00 p.m. on May 31, 2024. Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect, from time to time, at Dallas, Texas.
“Submission Matters” shall have the definition ascribed to such term in Section 2.4(b) hereof.
“Survey” shall mean the survey defined as such in Section 2.4(b) hereof.
“Tangible Personal Property” shall mean the items of tangible personal property including, but not limited to, all furniture, fixtures, vehicles, equipment, machinery, telephone systems, computer hardware and software (to the extent assignable), security systems, Inventory, and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) located at the Hotel and owned or leased by Fee Owner or Operating Lessee, including, without limitation, Fee Owner’s or Operating Lessee’s interest as lessee with respect to any such leased Tangible Personal Property.
“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem, employment, tourist development or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority with respect to the Property or any businesses conducted thereon and/or by Seller, including, without limitation, any interest, penalty, fine or addition to tax with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax incurred by Seller or with respect to the transaction described in this Agreement, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.
“Temporary Liquor Licenses” shall have the meaning ascribed thereto in Section 8.6.
“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e) hereof.
“Title Company” shall mean Kensington Vanguard National Title and Nations Title Company, with the premium to be split equally between them, as agent for Chicago Title Insurance Company and/or another national title insurance underwriter selected by Purchaser and reasonably acceptable to Seller.
“Updated Survey” shall mean any update to the Survey or other survey of the Property ordered by Purchaser.
“WARN Act” shall have the meaning ascribed thereto in Section 6.6.
“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.
•ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD
◦2.1    Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.
◦2.2    Payment of Purchase Price; Allocation. The Purchase Price shall be paid to Seller in the following manner:

▪(a)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit.
▪(b)    Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 10:00 AM, Dallas, Texas time on the Closing Date.
▪(c)    Purchaser shall pay state and local deed taxes, documentary stamps, or similar transfer taxes, fees or assessments (the “Transfer Taxes”) and Seller shall credit Purchaser a credit based on the Transfer Taxes due for the portion of the Purchase Price allocated to the Real Property. Accordingly, Purchaser and Seller may use different settlement statements and shall provide the other party with any documents reasonably requested to allow each party to support allocation of the Purchase Price as they see fit. The parties further agree that the full Purchase Price and any allocations of such between real, personal, and intangible property shall not be disclosed, except as required by state or federal law. If necessary, Seller shall assign any right and execute any document reasonably necessary for Purchaser to defend or pursue a refund related to such taxes paid by Purchaser. If the Florida Department of Revenue brings an enforcement action alleging that the Transfer Taxes were underpaid, Purchaser shall have the right to contest such enforcement action.  In the event such enforcement action results in a determination of underpayment of the Transfer Taxes, (i) Seller agrees to pay for any additional Transfer Taxes in excess of the credit provided by Seller at Closing up to the amount of Transfer Taxes that would have been due if the entire Purchase Price was allocated to the Real Property, and (ii) Purchaser will pay for any interest or penalties assessed as a result of such underpayment of the Transfer Taxes. The provisions of this Section 2.2(c) shall survive the Closing.
◦2.3    Deposit. Within two (2) business days following the Effective Date, Purchaser shall deliver to Escrow Agent (i) a wire transfer or check in the sum of Fifty Dollars ($50.00) payable to the order of Seller representing the independent consideration for Seller’s execution of this Agreement and agreement to provide Purchaser with the Study Period (which check or the proceeds of which wire transfer shall thereafter be delivered by Escrow Agent to Seller and shall not be a part of the Deposit) and (ii) a wire transfer or cashier’s or certified check in the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Deposit”). If Purchaser fails to timely deposit the Initial Deposit with Escrow Agent, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Agreement by written notice to Purchaser at any time before the Initial Deposit is delivered to Escrow Agent, in which event neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement. The Initial Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Seller and Purchaser at money market rates, or in such other investments as shall be approved in writing by Seller and Purchaser. The Initial Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Initial Deposit shall become part of the Initial Deposit. The Initial Deposit shall be returned to Purchaser if Purchaser, prior to the end of the Study Period, in its sole discretion notifies Seller in writing (which notice may be given by email without regard to the notice requirements of Section 10.9), pursuant to Section 2.4 hereof, that Purchaser is electing to terminate this Agreement. Within one (1) business day after the expiration of the Study Period, if this Agreement has not been sooner terminated in accordance herewith, Purchaser shall deposit with Escrow Agent, by wire transfer an additional deposit in the amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Additional Deposit”). If Purchaser fails to timely deposit the Additional Deposit with Escrow Agent, Purchaser shall be deemed to have elected to terminate this Agreement, in which event the Initial Deposit shall be delivered to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement. The Initial Deposit and the Additional Deposit, plus all interest that accrues thereon, are collectively and individually referred to herein as the “Deposit”. The Deposit shall be either (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto.
◦2.4    Study Period.
▪(a)    Purchaser and its agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives and potential lessees, partners, and lenders (collectively, “Purchaser Parties”) shall have the right, until 5:00 p.m., Dallas, Texas time on the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement and this Agreement is not deemed to have been terminated due to the failure to deposit the Additional Deposit, to enter upon the Real Property upon not less than 24 hours prior notice to Seller (which notice may be given by email without regard to the notice requirements of Section 10.9), and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate. If, in Purchaser’s sole, absolute and unreviewable discretion, Purchaser elects to proceed with the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement automatically shall terminate, the Deposit shall be promptly returned to Purchaser and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. If Purchaser does not provide such written notice of termination prior to the expiration of the Study Period and Purchaser timely deposits the Additional Deposit, the Deposit shall become non-refundable except as otherwise expressly provided herein. Purchaser Parties shall have no discussions, correspondence, or other contact (other than incidental contact) with any Hotel Employees with respect to the Hotel or the Property unless coordinated in advance with Seller.
▪(b)    Purchaser acknowledges its receipt of the due diligence materials set forth on the Data Site as of the Effective Date. Seller shall, promptly upon request by

Purchaser, make available to Purchaser on the Data Site, such additional due diligence materials which are in Seller’s possession or control relating to the Property and the operation thereof which are reasonably requested by Purchaser from time to time. All documents and materials provided by Seller to Purchaser pursuant to this Agreement (including, without limitation, any and all documents and materials set forth on the Data Site), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Submission Matters”. Except as expressly set forth in Article III, Purchaser acknowledges and agrees that the Submission Matters are provided without warranty or representation whatsoever.
▪(c)    If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly (i) deliver to Seller or destroy all copies of all the Submission Matters and any other materials delivered to Purchaser or Purchaser Parties, and (ii) deliver to Seller following written demand therefor all third-party non-confidential written environmental reports received by Purchaser with respect to the Property (excluding proprietary work product, market and economic studies and analyses, and any attorney-client work product) (provided that Seller shall pay the cost incurred by Purchaser for obtaining such reports); provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecasts or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to the provisions of clause (ii) shall be without warranty or representation whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The provisions of this Section 2.4(c) shall survive the termination of this Agreement. Notwithstanding the foregoing, Purchaser and any Purchaser Party may retain copies of any of the Submission Matters to the extent it is “backed-up” on its electronic management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort.
▪(d)    Purchaser shall indemnify, hold harmless and defend Fee Owner, Operating Lessee, Manager and each of their subsidiaries, affiliate and parent companies, the respective successors and assigns of each of them, and the officers, directors, partners, members, shareholders, employees and agents of each of the foregoing, from and against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien (but excluding consequential indirect, special and punitive damages, except to the extent owed to third parties) to the extent arising from the acts at or upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of any of them, but excluding any such loss, damage or claim to the extent caused by the gross negligence or reckless or willful misconduct of Fee Owner, Operating Lessee and/or Manager or its respective agents, contractors, auditors, engineers, attorneys, employees, consultants and other representatives. Notwithstanding the foregoing, Purchaser’s obligations under this Section shall not apply to the mere discovery of a pre-existing environmental or physical condition. Purchaser understands and agrees that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than 24 hours prior written notice to Seller (which notice may be given by email without regard to the notice requirements of Section

10.9), and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Fee Owner, Operating Lessee and/or Manager shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed and may be subject to reasonable terms and conditions as may be proposed by Seller. For clarity, Purchaser shall be permitted to perform a Phase I environmental assessment. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser or Purchaser Parties on or related to the Property. All contractors and others performing any tests and studies on the Property shall first present to Seller reasonably satisfactory evidence that such party is adequately insured in order to reasonably protect Fee Owner, Operating Lessee and Manager from any loss, liability, or damage arising out of the performance of such tests or studies. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.
▪(e)    Within two (2) days following the Effective Date (if same has not already been ordered), Seller shall order from the Title Company for delivery to Purchaser and Seller, a title insurance commitment issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title together with municipal lien search results which shall include permit status (collectively, the “Title Commitment”), with respect to the state of title to the Property. Purchaser shall order the Updated Survey within ten (10) days after the Effective Date. No later than seven (7) days prior to the expiration of the Study Period, Purchaser shall notify Seller of any matters shown on the Survey, Updated Survey or identified in the Title Commitment that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”). If any of Purchaser’s Objections consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, prior to or at Closing Seller shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise deliver such instruments and take such actions as required by the Title Company to cause the Title Company to delete or insure over, such Monetary Title Encumbrances such that the Title Company will issue the Title Policy without exception for such Monetary Title Encumbrances (individually and collectively, a “Monetary Encumbrance Release”). For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at the Closing. Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections other than with respect to Monetary Title Encumbrances. Seller may notify Purchaser within five (5) days after receipt of notice of Purchaser’s Objections (“Seller’s Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Seller’s Response”). If Seller agrees in Seller’s Response to attempt to cure any of such Purchaser’s Objections (which shall mean that the Purchaser's Objection(s) shall not appear on the Owner’s Policy), Seller shall use good faith efforts (without the obligation to expend any money or incur any liability except with regards to the release of Monetary Encumbrances which Seller shall cause to be released) to cure such Purchaser’s Objections which Seller has agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser and the Title Company. If Seller is unable to cure such Purchaser’s Objections by the Closing Date, Purchaser shall, on the Closing Date, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Objections. If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, within five (5) days after the expiration of Seller’s Response Period, Purchaser shall elect (1) to waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence within such five (5) day period, Purchaser shall be deemed to have elected clause (1) of the preceding sentence. Except as otherwise provided herein, Seller shall not, after the date of this Agreement, voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. All title matters revealed by the Title Commitment, Survey and Updated Survey (or any update obtained by Purchaser) which are not objected to by Purchaser as provided above or below (other than Monetary Title Encumbrances which will be covered by a Monetary Encumbrance Release at Closing), or which are waived or deemed waived by Purchaser as provided above, shall all be deemed “Permitted Title Exceptions.”
If any update to the Title Commitment or Updated Survey disclose any additional exceptions to title or survey defects or other matters (“Additional Title Matters”) not previously disclosed on the Title Commitment or the Updated Survey as of the date of Purchaser’s Objections, which Additional Title Matters are not acceptable to Purchaser, then Purchaser shall have the right to make objections to such Additional Title Matters (“Additional Title Objections”) within three (3) Business Days after receipt of such updated Title Commitment and/or Updated Survey (as the case may be). The absence of a timely notice by Purchaser of Additional Title Objections with respect to any Additional Title Matters in accordance with the preceding sentence shall be deemed to constitute Purchaser’s acceptance of such Additional Title Matters and same shall be Permitted Exceptions. If any of Purchaser’s Additional Title Objections consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at the Closing.

Seller may notify Purchaser within five (5) days after receipt of notice of Purchaser’s Additional Title Objections (“Seller’s Additional Title Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Additional Title Objections (“Seller’s Additional Title Response”). If Seller agrees in Seller’s Additional Title Response to attempt to cure any of such Purchaser’s Additional Title Objections (which shall mean that the Purchaser's Additional Title Objection(s) shall not appear on the Owner’s Policy), Seller shall use good faith efforts (without the obligation to expend any money or incur any liability except with regards to the release of Monetary Encumbrances which Seller shall cause to be released) to cure such Purchaser’s Additional Title Objections which Seller has agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser. If Seller is unable to cure such Purchaser’s Additional Title Objections on or before the Closing Date, Purchaser shall, on the Closing Date, elect (1) to waive such Purchaser’s Additional Title Objections without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Seller does not provide Seller’s Additional Title Response to Purchaser within Seller’s Additional Title Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Additional Title Objections. If Seller elects in Seller’s Additional Title Response not to attempt to cure all or any number of Purchaser’s Additional Title Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Additional Title Objections pursuant to the preceding sentence, within five (5) days after the expiration of Seller’s Additional Title Response Period, Purchaser shall elect (1) to waive any Purchaser’s Additional Title Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence within such five (5) day period, Purchaser shall be deemed to have elected clause (1) of the preceding sentence. Seller shall use commercially reasonable efforts to close out open, suspended or expired permits and remedy violations and obtain releases of municipal liens before Closing, but in any event Seller shall be responsible for and shall pay prior to the Closing or credit to Purchaser at Closing any and all penalties, interest and/or fines imposed on or before the Closing in connection with any violations and any other costs and expenses of closing out open, suspended or expired permits, remedying violations and obtaining releases of municipal liens. Notwithstanding the foregoing, Seller shall have no obligation to cure, and Purchaser shall have no termination right hereunder, for any Additional Title Matters caused solely by Purchaser or Purchaser Parties.

•ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller, except for and subject to information contained in the Submission Matters as of the Effective Date, hereby makes the following representations and warranties:
◦3.1    Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.
◦3.2    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Seller has the authority to do so.
◦3.3    Non-contravention. Subject to any consent to the assignment of any particular Operating Agreement, Occupancy Agreement or Leased Property Agreement required by the terms thereof or by applicable law and to the payment in full at the Closing of any Monetary Title Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.
◦3.4    Compliance with Existing Laws. Neither Seller nor Manager has received from any Governmental Authority written notice of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied.
◦3.5    Management Agreement/Operating Agreements. There are no material management, service, supply, maintenance, construction, capital improvement or similar contracts in effect with respect to the Property other than (i) the Management Agreement and (ii) the Operating Agreements or Leased Property Agreements disclosed on Schedule 3.5, and to Seller’s knowledge there are no other are no other management, service, supply, maintenance, construction, capital improvement or similar contracts in effect with respect to the Property in effect with respect to the Property. For purposes of this Agreement, an Operating Agreement or Leased Property Agreement shall be deemed material if the payment thereunder exceeds $15,000 in any month or if it cannot be terminated on less than thirty (30) days’ notice (or in any event prior to the Closing) without cost, penalty or liability. Seller and, to Seller’s knowledge, all other parties to Operating Agreements or Leased Property Agreements have performed all of their obligations thereunder in all material respects and are not in default thereunder in any material respect. The Operating Agreements and the Leased Property Agreements contained within the Data Site as of the Effective Date constitute all of the material Operating Agreements and Leased Property Agreements as of the Effective Date and are true, correct and complete copies of all Operating Agreements and Leased Property Agreements. Neither Seller nor Manager has neither given or received any written notice of any breach or default under any of the Operating Agreements or Leased Property Agreements which has not been cured. Neither Seller nor Manager has received any written notice of any intention by any of the parties to any of the Operating Agreements or Leased Property Agreements to cancel the same, nor has Seller canceled any of same.
◦3.6    Condemnation Proceedings; Roadways. Neither Seller nor Manager has received written notice of any condemnation or eminent domain proceeding pending or proposed against the Property or any part thereof.
◦3.7    Actions or Proceedings. Neither Seller nor Manager has received written notice of any suit or proceeding in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) would adversely affect in any material respect the business, results of operations or operation of the Property as presently conducted, or (c) would create a lien on the Property, any part thereof or any interest therein which would not be discharged at Closing.
◦3.8    Occupancy Agreements. There are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than as disclosed on Schedule 3.8. Seller and, to Seller’s knowledge, all other parties to the Occupancy Agreements have performed all of their obligations thereunder in all material respects and are not in default thereunder in any material respect. Neither Seller nor Manager has given or received any written notice of any breach or default under any of the Occupancy Agreements which has not been cured and, to Seller’s knowledge, no event has occurred or circumstance exist which, with notice or the passage of time, would result in a material breach or default by Seller or the tenant under any Occupancy Agreements. No tenant has paid rent more than one (1) month in advance, no tenant is entitled to any “free rent” periods or other concessions under any Occupancy Agreement except as expressly set forth therein. Neither Seller nor Manager has received or is holding any security or other deposits from any tenant under any Occupancy Agreement, and all security deposits (or applicable portions thereof) now or previously held by or for Seller under the Occupancy Agreements have been held and applied in accordance with the terms of the applicable Occupancy Agreements. No leasing or similar commissions are payable by Seller with respect to any of the Occupancy Agreements. Seller has no material unperformed obligation to construct or pay or reimburse the costs of any improvements, to pay relocation costs, or any similar obligation pursuant to the Occupancy Agreements, except as expressly set forth therein.
◦3.9    Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
◦3.10    Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets that remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets that remains pending, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
◦3.11    Terrorism. None of Seller or its Affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). For purposes of this Section 3.11, any interest in Seller or its Affiliates held via public shares is not included in this representation.
•(1)    None of Seller or its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
•(2)    None of Seller or its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
◦3.12    Employees. Seller does not have and has never had any employees. All Hotel Employees are employees of Manager. There are no agreements with any labor union with respect to the employees or the Property or the Hotel. To Seller’s knowledge, (i) there is not now pending or threatened in writing any administrative, arbitration or similar proceeding by a union against the Property or the Hotel or Manager or Seller with respect to the Hotel or the Property and (ii) there is not now pending or threatened in writing any petition, demand for recognition, strikes or work stoppages against the Hotel or the Property or Manager or Seller with respect to the Hotel or the Property.

◦3.13    Rights of First Offer. Seller is not a party to and has not granted to a third party, and neither the Hotel nor the Property is subject to, a right of first refusal, first offer or option to any Person for the purchase or acquisition of the Hotel or the Property.
◦3.14    Title to Personal Property. Seller has good title to all of the Tangible Personal Property other than the Leased Property, free and clear of all liens, encumbrances and security interests.
◦3.15    Management Agreement. There are no existing management agreements or franchise agreements relating to the Hotel other than the Management Agreement.
◦3.16    Advance Bookings. To Seller’s knowledge, Seller has delivered to Purchaser a correct and complete (in all material respects) list of all Advance Bookings as of a date no later than five (5) days prior to the Effective Date, which shall be updated by Seller as of Closing and delivered to Purchaser at Closing.
◦3.17    Trademark. Seller is the owner of all right, title, and interest in and to U.S. Reg. No. 3481326 free and clear of all liens, encumbrances and security interests. To Seller’s knowledge, there are no other parties that have any rights in the “One Ocean” name or logo that would interfere with Seller’s right to: (a) use the marks in connection with the operation of the Hotel; or (b) assign the marks to Purchaser at Closing free and clear of all liens, claims and encumbrances.
◦3.18    Financial Information. Seller has provided to Purchaser true, correct and complete copies of the operating statements for the Hotel for the previous three (3) calendar years and the current year to date (the “Seller Financial Statements”). To Seller’s knowledge, the Seller Financial Statements have been prepared in accordance with sound accounting principles applied consistently with past practices consistently applied and fairly present, in all material respects, the financial position of the Hotel at the end of each such period and the result of the operations thereof for each such period.
◦3.19    Shared Facilities. Other than the offsite laundry facility disclosed in the Submission Matters as of the Effective Date, all material Hotel operations are conducted at the Real Property, and the Hotel does not rely on the use of off-site facilities for any of its operations or to satisfy any Applicable Law.
◦3.20    ERISA. Seller is not and is not acting on behalf of (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (c) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plans.
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all of the representations and warranties set forth in this Article III and all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12.
The term “to Seller’s knowledge” or similar phrase as used in this Article III, shall mean the then actual knowledge of the designated asset manager of Seller for the Property, without any duty of investigation or inquiry other than the inquiry of the general manager of the Hotel. Such designated asset manager and general manager shall have no personal liability for such representations.
◦3.21    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A CLOSING DOCUMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED

THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE EXPIRATION OF THE STUDY PERIOD AND/OR THE CLOSING AND PURCHASER HEREBY RELEASES FEE OWNER, OPERATING LESSEE AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. PURCHASER ALSO REPRESENTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.21 SHALL SURVIVE THE CLOSING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION SHALL IN ANY WAY LIMIT SPECIFIC REPRESENTATIONS MADE BY SELLER UNDER THIS ARTICLE III.
Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, disability, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser shall have the opportunity to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Subject to Purchaser’s rights to terminate pursuant to Section 2.4 and Purchaser’s rights set forth in this Agreement, Purchaser agrees to accept and shall purchase the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations and warranties expressly set forth in this Agreement and the other provisions of this Agreement, Purchaser waives any right to excuse or delay performance of its obligations under this Agreement or to assert any claim against Seller (before or after Closing) arising out of any failure of the Property to comply with any such building codes. Purchaser acknowledges and agrees that Seller has endeavored to provide copies to Purchaser all of the Operating Agreements, Occupancy Agreements, Leased Property Agreements, the Authorizations and the Warranties and Guaranties (the “Property Agreements”). Purchaser further acknowledges that Seller is relying on Manager to provide copies of the Property Agreements. Purchaser acknowledges that except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement) and the other provisions of this Agreement, Purchaser hereby waives any claims Purchaser may have for the fact that a particular Property Agreement may not have been provided to Purchaser for its review, provided, however, Purchaser shall not be required to assume any Property Agreement which was not provided to Purchaser for its review.
Except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement) and the other provisions of this Agreement, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. Purchaser, for itself and its successors in interest, hereby releases Seller and its Affiliates from, and waives all claims and liability against Seller and its Affiliates for or attributable to, any structural, physical and/or environmental condition at the Property, including without limitation the presence, discovery or removal of any Hazardous Substances or Toxic Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon any Environmental Laws, including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.
•ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties:
◦4.1    Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

◦4.2    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
◦4.3    Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.
◦4.4    Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (c) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
◦4.5    Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
◦4.6    Terrorism. None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
▪(a)    None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
▪(b)    None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or

(iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
The term “to Purchaser’s knowledge” or similar phrase as used in this Article IV, shall mean the then actual knowledge Jason Altberger and Gavin Royster without further investigation or inquiry and without personal liability to such individuals.
•ARTICLE V
CONDITIONS PRECEDENT
◦5.1    As to Purchaser’s Obligations. Purchaser shall have the remedies and Closing obligations set forth in Section 9.1 hereof, which section contains the sole and exclusive remedies and Closing obligations of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser):
▪(a)    Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 7.2 and 7.4 hereof.
▪(b)    Representations, Warranties and Covenants; Obligations of Seller. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except for untruths or inaccuracies of which Purchaser obtains actual knowledge prior to the expiration of the Study Period) and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.
▪(c)    Operating Lease and Management Agreement. The Operating Lease between Fee Owner and Operating Lessee and the Management Agreement between Operating Lessee and Manager shall be terminated without cost or expense to Purchaser.
▪(d)    Owner’s Title Policy. The Title Company shall be prepared to issue the Owner’s Title Policy in favor of Purchaser, in an amount not less than the portion of the Purchase Price allocated to real property, and being subject only to the Permitted Title Exceptions.
▪(e)    Tax Clearance. Purchaser shall have received a certificate of compliance from the Florida Department of Revenue (the “DOR”) with respect to each entity comprising the Seller that pays sales taxes to the DOR issued pursuant to §213.758, Florida Statutes, showing that such Seller has not received a notice of audit and including such other statements as are customary included in a compliance certificate reflecting that Seller is in good standing with the DOR, and the comparable certificate from the local municipality with respect to payment of tourist development taxes, if applicable (“Tax Clearance Certificates”).

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or automatically if Purchaser proceeds to Closing.
◦5.2    As to Seller’s Obligations. Seller shall have the remedies and Closing obligations set forth in Section 9.2 hereof, which section contains the sole and exclusive remedies and Closing obligations of Seller, if any of the following conditions are not satisfied or waived by Seller on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Seller or its Affiliates under this Agreement, or is otherwise within the reasonable control of Seller):
▪(a)    Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
▪(b)    Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller or automatically if Seller proceeds to Closing.
•ARTICLE VI
COVENANTS OF SELLER AND PURCHASER
◦6.1    Operating Agreements/Occupancy Agreements/Leased Property Agreements. From and after the Effective Date, Fee Owner and Operating Lessee shall not enter into any new Operating Agreements, Occupancy Agreements or Leased Property Agreements or any modifications, renewals or terminations to any such agreements except as required by the terms thereof, unless (a) any such agreement or modification will not bind Purchaser or the Property after the date of Closing or is subject to termination on not more than sixty (60) days’ notice (and in any event prior to the Closing) without cost, penalty or liability, or (b) Seller has obtained Purchaser’s prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) business days following Purchaser’s receipt of Seller’s or Operating Lessee’s request, Purchaser fails to provide Seller with a reasonably detailed written description of the reason Purchaser withholds its consent and, if applicable, a statement of those changes, which, if made, would cause Purchaser to grant its consent (the “Approval Standard”). Seller shall promptly notify Purchaser of any such new, amended or terminated Operating Agreements, Occupancy Agreements or Leased Property Agreements and Seller will send copies of such documentation to Purchaser as soon as it is received by Seller. Seller, at no cost to Seller, shall take reasonable efforts to assist Purchaser in obtaining any required consents to the assignment to Purchaser of the Operating Agreements or Leased Property Agreements; provided, however, Purchaser shall pay all fees, charges and expenses relating to such consents. Seller may cancel any Operating Agreement, Occupancy Agreement or Leased Property Agreement at any time prior to the Closing with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard; provided, however, if Seller elects to cancel any such agreement, Seller shall pay any termination fee associated with such termination, and shall give Purchaser notice of such termination. In addition, if requested by Purchaser in writing, Seller shall promptly following such request send termination notices for any Operating Agreement or Leased Property Agreements which can be terminated at or prior the Closing without cost, penalty or liability to Seller. Seller will pay all charges prior to delinquency under such Operating Agreements, Occupancy Agreements or Leased Property Agreements, and Seller will perform all of its obligations under such Operating Agreements, Occupancy Agreements or Leased Property Agreements.
◦6.2    Warranties and Guaranties. Neither Fee Owner nor Operating Lessee shall before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard.
◦6.3    Insurance. Fee Owner and Operating Lessee shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Fee Owner’s or Operating Lessee’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
◦6.4    Operation of Property Prior to Closing. Seller covenants and agrees with Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:
▪(a)    Subject to the restrictions contained herein, as well as seasonal differences and events or conditions beyond Seller’s reasonable control, Seller shall operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement (including performing maintenance and repairs for the Property and Hotel in the ordinary course of business and with Inventory at substantially the same quality and level); provided, however, nothing in this Agreement shall be construed to require Seller to make any capital repairs or improvements.
▪(b)    Seller shall pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, other real property, occupancy, personal property, intangible and sales taxes due and payable with respect to the Property or the operation of the Hotel.
▪(c)    Subject to seasonal differences, market conditions and events or conditions beyond Seller’s reasonable control, Seller shall (and shall cause Manager to) continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller for such purposes in the ordinary course of business consistent with past practices. Seller acknowledges that the Purchase

Price includes the transfer of Advance Bookings and any payments and/or deposits made pursuant to such Advance Bookings.
▪(d)    Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which Seller obtains actual knowledge.
▪(e)    Seller shall refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by Seller other than in the normal course of business without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
▪(f)    Notwithstanding anything contained in this Agreement to the contrary, from and after the Effective Date and continuing so long as this Agreement is in effect, Seller shall cease marketing the Property for sale, and shall not negotiate offers or enter into back-up contracts for the sale of the Property.
▪(g)    Seller shall use commercially reasonable efforts to cause Manager to cooperate with Purchaser and in the transition of operations prior to the Closing Date.
▪(h)    Seller shall deliver to Purchaser monthly and annual financial statements for the Property promptly after receiving such operating statements from Manager
▪(i)    Seller shall promptly notify Purchaser of any event or circumstance that results in any representation or warranty set forth in this Agreement not being true and accurate upon Seller having knowledge of such event or circumstance.
▪(j)    Seller shall coordinate with Purchaser at Closing to deliver all alarm codes, access codes and combinations to any safes, doors, rooms, equipment or locks located in the Improvements.
◦6.5    New Employees. Beginning one (1) week prior to the Closing Date, Seller shall provide to Purchaser, at no cost or expense to Purchaser, a meeting room suitable for Purchaser to conduct interviews and evaluate employment applications of those parties who may seek employment at the Property following Closing and Seller shall (and shall cause Manager to) reasonably cooperate with Purchaser’s efforts to conduct such interviews.
◦6.6    Termination of Hotel Employees; WARN Act. On the Closing Date the employment of all Hotel Employees shall be terminated. (For purposes of WARN Act liability, the Closing Date is considered to be the “effective date of sale”). With respect to such terminations, Purchaser shall extend or cause to be extended offers of employment on reasonable and customary terms and conditions consistent in all material respects with the terms and conditions in effect prior to the Closing Date in a manner to avoid any job loss for a sufficient number of Hotel Employees so as to prevent the application of the Worker Adjustment and Retraining Notification Act (“WARN Act”). All Hotel Employees who accept such offers of post-Closing employment from Purchaser shall be hereinafter referred to as “Transferred Employees” including any persons who claim to have an employment relationship with Purchaser or its designated manager. The provisions of this Section 6.6 shall survive the Closing.
◦6.7    Employee Claims.
▪(a)    Purchaser shall hold harmless, indemnify and defend Seller, Operating Lessee and Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller, Operating Lessee or Manager or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Transferred Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances (i)  occurring on or after the Closing Date, or (ii) undertaken or caused by Purchaser in connection with Closing, including, without limitation the following: (A) the refusal to hire any Hotel Employees; and (B) any and all liability under the WARN Act, including, without limitation, any and all liability caused by the failure of Purchaser to rehire a sufficient number of Hotel Employees based on the employee census information provided by the Seller, or the termination of such employees as provided in Section 6.6. The provisions of this Section 6.7 shall survive the Closing.
▪(b)    Seller shall hold harmless, indemnify and defend Purchaser and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances occurring prior to the Closing Date. The provisions of this Section 6.7 shall survive the Closing.
◦6.8    Occupancy Agreement Estoppels. Upon receipt of written request from Purchaser together with the requested form of estoppel, Seller agrees to use commercially reasonable efforts to obtain current estoppel certificates from any tenant under any Occupancy Agreement and the counterparty to the offsite laundry facility lease, provided that receipt of same shall not be a condition to Purchaser’s obligation to close.
◦6.9    Tax Clearance. Within five (5) business days after the Effective Date, each of Fee Owner and Operating Lessee (to the extent that each such entity pays sales taxes to the DOR issued pursuant to §213.758, Florida Statutes) shall apply for a current Tax Clearance Certificate, and Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser the same on or before the Closing, provided however, that the failure of Seller to obtain same shall not be a Seller default under this Agreement.
◦6.10    Termination of Operating Lease and Management Agreement. Seller shall terminate the Operating Lease on the Closing Date and remove any title encumbrance related to the Operating Lease, in each case, at Seller’s sole cost and expense and without liability to Purchaser. Seller will be responsible for all amounts due or to become due under the Operating

Lease (including any liabilities arising out of the termination of the Operating Lease). Seller shall terminate the Management Agreement on the Closing Date, at Seller’s sole cost and expense and without liability to Purchaser. Seller shall be responsible for all amounts due or to become due under the Management Agreement (including any liabilities arising out of the termination of the Management Agreement). The provisions of this Section 6.10 shall survive the Closing.
◦6.11    Hotel Vehicles. Seller shall cause a certificate or registration of title for any owned vehicle, duly executed, conveying such vehicle to Purchaser to be delivered to Purchaser at Closing, or as soon as reasonably possible post-Closing. The provisions of this Section 6.11 shall survive the Closing.

•ARTICLE VII
CLOSING
◦7.1    Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow at the Title Company, or at such other place as Purchaser and Seller may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.
◦7.2    Seller’s Deliveries. At the Closing, Seller shall deliver or shall cause Manager to deliver, as applicable, to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Fee Owner and/or Operating Lessee, as applicable, and shall be dated to be effective as of the Closing Date:
▪(a)    The Deed.
▪(b)    The Bill of Sale.
▪(c)    The Assignment and Assumption Agreement.
▪(d)    The Assignment of Occupancy Agreements.

▪(e)    Assignment of Management Services Agreement (if an assumption).
▪(f)    The FIRPTA Certificate.
▪(g)    Any other document or instrument specifically required by this Agreement to be delivered by Seller on or before the Closing Date.
▪(h)    Reasonable evidence of termination of the Operating Lease and the Management Agreement.
▪(i)    Trademark assignment in the form prescribed by the United States Patent and Trademark Office conveying all right, title and interest of Seller in and to the trademark registrations described in Section 3.17.
▪(j)    The Seller’s Closing Certificate attached hereto as Exhibit H.
▪(k)    A notice executed by Seller and addressed to the tenants under the Occupancy Agreements in effect on the Closing Date, informing such tenants of the sale of the Hotel to Purchaser, of the name and notice address of Purchaser as successor landlord under the Occupancy Agreements and that the security deposits then held by Seller, if any, have been assigned to Purchaser and directing such tenants to make all payments thereafter coming due under the Occupancy Agreements to Purchaser or as Purchaser may otherwise direct in writing at least five (5) business days prior to the Closing Date.
▪(l)    The Post-Closing Indemnity Escrow Agreement.
◦7.3    Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:
▪(a)    The Assignment and Assumption Agreement.
▪(b)    The Assignment of Occupancy Agreements.
▪(c)    The Assignment of Management Services Agreement.
▪(d)    The Post-Closing Indemnity Escrow Agreement.
▪(e)    Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.
▪(f)    At the Closing, Purchaser shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
◦7.4    Mutual Deliveries. At the Closing, Purchaser and Fee Owner (or Operating Lessee, as applicable) shall mutually execute and deliver or cause to be delivered:

▪(a)    A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.
▪(b)    Subject to the provisions of Section 8.6 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.
▪(c)    Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents, including, without limitation, such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from Seller to issue the Owner’s Title Policy. In connection with the foregoing, Seller shall deliver a seller’s/owner’s title affidavit in form and substance reasonably acceptable to Buyer and the Title Company sufficient to delete standard title exceptions, and any affidavits and other instruments required to delete the following matters listed on ALTA Commitment for Title Insurance issued by Chicago Title Insurance Company under Commitment NO. 5189444-C-FL-CP-LAZ with a Commitment date of April 28, 2024 at 9 a.m.:  Schedule B, Part II: exceptions 1, 3(b), 3(c), 3(d), 5, 6, 7, 12 and 13 (such as, but not limited to, termination of the lease agreements and satisfaction of any financing associated therewith).
To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Section 7.2, 7.3 or 7.4 of this Agreement.
◦7.5    Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 1. To the extent releases or corrective instruments are required to be delivered by Seller pursuant to the terms of this Agreement, Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which the Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.

◦7.6    Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Fee Owner (or Operating Lessee) and Purchaser as provided herein. Pursuant to such allocation, Fee Owner (and Operating Lessee) shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing. Such allocations and adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:
▪(a)    Current rents (excluding rent under the Operating Lease).
▪(b)    Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment). With respect to any special assessments that are not payable in installments, Seller shall pay any such special assessments prior to Closing. With respect to special assessments that are payable in installments: (i) Seller shall pay any such installments attributable to the period of time before Closing; (ii) Purchaser shall pay any such installments attributable to the period of time from and after Closing; and (iii) any such installments which are attributable to a period of time that commences before Closing and ends after Closing shall be prorated at Closing, based upon the maximum discount allowed by law and the periods of ownership by Seller and Purchaser.
▪(c)    Revenue and expenses under the Operating Agreements and Leased Property Agreements to be assigned to and assumed by Purchaser.
▪(d)    Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).
▪(e)    Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been completed, and which shall be assumed by Purchaser at Closing and paid by Purchaser where the work has been authorized or started, but not completed; provided, however, that if such liens or assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Seller shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payment of and shall pay such installments relating to periods from and after the Closing Date.
▪(f)    License and permit fees, where transferable.

▪(g)    All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.
▪(h)    The Rooms Ledger and housekeeping costs for the date of Closing (to be apportioned equally between Seller, on the one hand, and Purchaser, on the other).
▪(i)    Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.
Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. Purchaser shall receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, (iii) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller or Operating Lessee under Occupancy Agreements; and (iv) all gift cards at stated face value. At Closing, Fee Owner or Operating Lessee shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Fee Owner or Operating Lessee, at face value, in addition to the Purchase Price: (A) all petty cash funds in connection with the Hotel guest operations at the Property; and (B) the so-called “guest ledger” as mutually approved by Purchaser and Seller for the Hotel of guest accounts receivable payable to the Hotel as of the check-out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date. For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (i) for cash and cash reserve amounts, an amount equal to the total of all cash funds and cash reserve amounts that are transferred to Purchaser; and (ii) for the guest ledger, the total of all credit card or other accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (1/2) share of the Rooms Ledger. The purchase price of said petty cash fund and guest ledger shall be paid to Seller at Closing by a credit to Seller in the computation of the adjustments and prorations on the Closing Date.
With respect to all Transferred Employees, Seller or Manager shall pay or cause to be paid on or before the Closing Date, all costs and expenses associated with accrued but unpaid salary, wages and bonuses, accrued but unpaid profit sharing and pension, health and welfare benefits, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation (including any projected bonus or incentive compensation, prorated pursuant to Managers compensation plans) and fringe benefits, but only earned vacation pay, and excluding all accrued and/or earned sick leave.
Seller shall be required to pay or cause to be paid all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Seller (and Operating Lessee) and Purchaser.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes and common area maintenance, property taxes and insurance under the laundry lease), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. If Seller and Purchaser are unable to agree on the closing statement allocations on the Closing Date, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by Seller and Purchaser. With respect to any closing statement amounts or issues that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve, allocate or prorate such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser, for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by Purchaser and Seller. The provisions of this Section 7.6 shall survive the Closing.
◦7.7    Safe Deposit Boxes. On the Closing Date, Seller shall cause Manager to make available to Purchaser at the Hotel all receipts and agreements in Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Seller and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Seller, Manager and any Affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller shall indemnify and hold Purchaser harmless from any other liability, claim, cost or expense (including reasonable attorney’s fees) with respect to such safety deposit box arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.
◦7.8    Inventory of Baggage. The representatives of Seller and/or Manager and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Seller, Manager and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller hereby agrees to indemnify and hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.
◦7.9    Acquisition and Payment for Inventory. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the Inventory, without additional consideration (other than payment of the Purchase Price pursuant to this Agreement).
◦7.10    Assumption. At Closing, Purchaser shall assume all (i) obligations which Purchaser expressly assumes under this Agreement, (ii) Advance Bookings, (iii) liabilities for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments, and (iv) obligations under Permitted Title Exceptions which accrue to the period from and after the Closing Date, or which accrue to the period prior to the Closing Date and for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments. The provisions of this Section 7.10 shall survive the Closing.
•ARTICLE VIII
GENERAL PROVISIONS
◦8.1    Fire or Other Casualty.
▪(a)    Insured Loss. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than Twenty-Five Thousand Dollars ($25,000) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost not more than Five Hundred Thousand Dollars ($500,000) and require less than 180 days to repair, then neither party shall have the right to terminate its obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000) or require more than 180 days to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible.
▪(b)    Uninsured Loss. If, prior to Closing, any Property is damaged by fire or other casualty which is uninsured and would cost more than Five Hundred Thousand Dollars ($500,000) to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to the Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. If the estimated amount to repair such uninsured casualty is less than Five Hundred Thousand Dollars ($500,000), Seller shall provide Purchaser with a credit to the Purchase Price at Closing for the estimated amount to repair such casualty, in which event Purchaser shall proceed to Closing and the Purchase Price shall be reduced by the estimated amount to repair such casualty.
◦8.2    Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt notice of any notice it receives of any taking or threat of taking by condemnation of any part of or rights appurtenant to the Real Property. If such taking will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, the Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. For purposes of this Section 8.2, a taking will materially interfere with the operation or use of the Hotel if it leaves remaining a balance of the Real Property in a condition which may not reasonably be anticipated to be economically operated for the purposes and in the manner in which the Real Property was operated prior to such taking. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of this Agreement. If Purchaser does not so elect to terminate its obligations to purchase the Property, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller in collecting such sums, (ii) any amounts reasonably used by Seller to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate its obligations to purchase the Property under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller in collecting such sums, (ii) any amounts reasonably used by Seller to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 8.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 of this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.
◦8.3    Broker. The parties acknowledge that Broker has been the procuring cause of this Agreement. It shall be the obligation of Seller to pay Broker its commission, when, as and if, and only if, the transaction contemplated hereby actually closes, in accordance with a separate agreement between the Broker and Seller. There is no other real estate broker involved in this transaction. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.
◦8.4    Bulk Sale. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transaction to be effected by this Agreement.
◦8.5    Confidentiality. Except as hereinafter provided, Purchaser and Seller and their Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall make any public announcements hereof unless and until the Closing occurs unless the other first reasonably approves of same in writing, nor shall either disclose unless and until the Closing occurs the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or become(s) generally available to the public, or (ii) were or become(s) available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller or its Affiliates or Manager. Upon full execution of this Agreement and if the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release. Notwithstanding the foregoing, it is acknowledged that Seller is, or is an affiliate of, a REIT, and the REIT has and will seek to sell shares to the general public; consequently, Seller shall have the absolute and unbridled right to disclose any information regarding the transaction required by law or as determined to be necessary or appropriate by Seller or Seller’s attorneys to satisfy disclosure and reporting obligations of Seller or its Affiliates. Notwithstanding the foregoing, on or at any time following the expiration of the Study Period, Seller may make a press release or file with the United States Securities Exchange Commission information regarding the Transaction. Seller and Purchaser and their Representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Purchaser nor any of its Affiliates nor its Representatives may buy or sell any of the securities of the Seller or any of its Affiliates so long as any of them is in possession of any material non-public information about the Seller or any of its Affiliates, including information contained in or derived from confidential information. The terms of this Section 8.5 shall supersede any prior confidentiality agreements executed by Seller, Purchaser, or any of their respective Affiliates, parents, or subsidiaries, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of two (2) years after such termination; provided, however, that any liabilities or obligations of either Seller, Purchaser or any of their respective Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Effective Date shall survive such confidentiality agreements being superseded hereby. Notwithstanding the foregoing, if the Closing occurs, the restrictions on the disclosure by Purchaser of non-public information discovered by, provided to or otherwise obtained by Purchaser and its respective agents in connection with the Property shall no longer apply.

If either Seller or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.
Seller and Purchaser stipulate that the breach of the provisions of this Section 8.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.
Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1.6011-4T(b)(3) [or any successor provision] of the Treasury Regulations [the “Confidentiality Regulation”] promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.
◦8.6    Liquor Licenses. Purchaser shall have the sole responsibility (at Purchaser’s sole cost and expense) for obtaining the transfer of all alcoholic beverage licenses or the issuance of new alcoholic beverage licenses and permits, (the “Liquor Licenses”), issued by the State of Florida’s Division of Alcoholic Beverages & Tobacco (“DABT”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the Liquor Licenses or issuance of new alcoholic beverage licenses and permits as of the Closing. Seller will cooperate in all reasonable respects in connection with the Liquor Licenses (which shall include, without limitation, timely supplying information in Seller’s possession that is reasonably requested by Purchaser and executing documents, in each such instance as may be required to consummate any such transfer). Seller makes no representations or warranties as to whether Purchaser will qualify with DABT for the transfer of the Liquor Licenses or the issuance of new liquor licenses. It is the intent of the parties that all such transfers or issuances of new Liquor Licenses be effective as of Closing. The transfer by Seller of any Liquor Licenses shall be free and clear of all obligations, liens, mortgages and encumbrances of any nature or kind, in accordance with applicable law; provided that such transfer and cooperation of Seller (i) shall not create any potential liability for Seller and (ii) shall be at no cost or expense to Seller. Purchaser agrees to pay all fees, charges, and related costs in connection with the transfer of the Liquor Licenses and for the issuance of the Temporary Liquor Licenses (defined below). Purchaser shall complete, execute, and file with the DABT all necessary applications (a) for transfer of the Liquor Licenses to Purchaser or its designee, and (b) obtain, no later than the Closing Date, temporary liquor licenses in the name of Purchaser or its designee (the “Temporary Liquor Licenses”). Promptly upon or prior to the expiration of the Due Diligence Period, Seller agrees to furnish to Purchaser a Department of Revenue Clearance (Section 13 of DBPR ABT-6002 form), fully executed by an individual on file with DABT authorized to execute on behalf of Seller, for each of the Liquor Licenses, for Purchaser or Purchaser’s designee to obtain DOR’s completion of the Sales Tax portion of Section 5 of the ABT-6002 transfer form for each Liquor License. Should DOR refuse to complete the Sales Tax portion of Section 5 of the ABT-6002 transfer form for the Liquor Licenses due to any outstanding taxes or assessments, or delinquent returns related to Seller’s tax accounts with DOR associated with the operation of the Property, and not due to any reasons associated with Purchaser, Seller shall obtain and provide to Purchaser a Certificate of Compliance from the DOR issued under Subsection 213.758(4)(a)1.a. of the Florida Statutes for Seller’s tax accounts with DOR associated with the operation of the Property, no later than seven (7) days prior to Closing, evidencing the necessary clearance for Purchaser or Purchaser’s designee to obtain DOR’s completion of the Sales Tax portion of Section 5 of the ABT-6002 transfer form for the Liquor Licenses. Three (3) weeks prior to Closing, Seller shall deliver to Purchaser, an Affidavit of Transferor (Section 10 of DBPR ABT-6002 form), fully executed by an individual on file with the DABT authorized to execute on behalf of Seller, for each Liquor License. Notwithstanding anything to the contrary, the issuance of new liquor licenses, the issuance of Temporary Liquor Licenses, or the transfer of the existing Liquor Licenses to Purchaser shall not be a condition to Closing. If upon Closing Purchaser has not obtained the Temporary Liquor Licenses, despite commercially reasonable good faith efforts by Purchaser, then, subject to Applicable Laws, Seller shall (not to include by Seller the expenditure of any money or guaranty of any obligation) cause the holder of the existing liquor license (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, with Purchaser or Purchaser’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as Purchaser obtains the Temporary Liquor License; provided, however, that (i) Purchaser shall indemnify, defend and hold Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller) naming Purchaser and Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate one hundred eighty (180) days after the Closing Date, or earlier, if Purchaser obtains the Temporary Liquor License at an earlier date. At such time after Closing as the Temporary Liquor License is obtained, Existing Permittee or Seller, as applicable, will convey, at no additional costs, all alcoholic beverages to Purchaser by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of the Applicable Laws. Seller and Purchaser shall use good faith efforts to agree on the form of the Interim Liquor Agreement during the Study Period. This Section 8.6 shall survive the Closing.
◦8.7    Seller’s Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell or cause to be sold to Purchaser, and Purchaser is not hereby agreeing to purchase any of Seller’s accounts receivable (excluding, for the avoidance of doubt, the Rooms Ledger). All of Seller’s accounts receivable shall be and remain the property of Seller subsequent to the Closing of the transaction contemplated hereby. Purchaser shall hold any funds received by Purchaser as payment of such accounts receivable in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account; provided, however, that Seller shall not be entitled to any Hotel or other Property revenues received by Purchaser on and after the Closing from any payors owing any such accounts receivable for periods occurring prior to the Closing unless (i) such payors shall be current in their accounts receivable obligations for periods occurring from and after the Closing or (ii) such payor identifies that such payment is made in connection with an invoice or stay occurring prior to the Closing. The provisions of this Section 8.7 shall survive the Closing.
◦8.8    Loan Assignment Cooperation.  If requested by Purchaser in writing, Seller shall make a request to Seller’s existing lender to assign any of Seller’s existing loan to Purchaser’s lender, and shall use commercially reasonable efforts to cause Seller’s existing lender to assign the existing applicable loan documents; provided, however, that under no circumstances shall any such assignment be a condition precedent to Closing under this Agreement, and in no event shall the failure to obtain such lender’s consent and/or consummate such assignment be a default under this Agreement.   In the event such request is made, (i) Seller shall reasonably cooperate with Purchaser to facilitate such assignment, (ii) Purchaser’s or existing lender’s counsel, at the sole cost and expense of Purchaser, shall prepare the documentation for such assignment, and (iii) Purchaser shall reimburse Seller for all of Seller’s out-of-pocket costs and expenses (including its actual attorneys’ fees) incurred by Seller in connection with such loan assignment. Seller shall be responsible for the repayment at Closing of its existing loan to its existing lender.
•ARTICLE IX
DEFAULT; TERMINATION RIGHTS
◦9.1    Default by Seller/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser), and, if curable, if Seller fails to cure any such matter or satisfy such condition within ten (10) business days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein) (which ten (10) business day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period), or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Purchaser and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, and (ii) (A) Seller shall reimburse Purchaser upon demand for the actual out-of-pocket expenses incurred by Purchaser and its Affiliates to third parties (including, without limitation, Purchaser’s and its Affiliates’ attorneys, consultants and lenders) as a result of its due diligence and negotiation of this Agreement and the transactions contemplated hereby not to exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) in the aggregate; provided that this Section 9.1(a)(ii)(A) shall not apply if the conditions set forth in Sections 5.1(a), (b), (c) are satisfied and, despite Seller’s compliance with both Sections 2.4(e) and 6.9, the conditions set forth in Section 5.1(d) or Section 5.1(e) are not satisfied, or (b) if the condition which has not been satisfied represents an intentional and willful breach by Seller of its obligations hereunder, then Seller shall reimburse Purchaser upon demand for the actual out-of-pocket expenses incurred by Purchaser and its Affiliates to third parties (including, without limitation, Purchaser’s and its Affiliates’ attorneys, consultants and lenders) as a result of its due diligence and negotiation of this Agreement and the transactions contemplated hereby not to exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) in the aggregate, and (iii) all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price. Notwithstanding the preceding sentence, if, at the Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 7.2 or 7.4 (the “Closing Obligations”), and if all conditions precedent to Seller’s obligations hereunder have been waived or satisfied (other than any conditions precedent which are not satisfied due to the default by Seller under this Agreement or any other agreements to which Seller is a party), Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for the failure to perform such Closing Obligations (other than costs and expenses incurred in enforcing this Agreement and its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing), and to bring an equitable action to enforce the Closing Obligations; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance and Seller shall not have cured performance of the Closing Obligations within ten (10) business days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit as provided herein. In the event

Purchaser elects to seek specific performance Purchaser may at any time thereafter elect to abandon the remedy of specific performance and instead terminate this Agreement under this Section.
◦9.2    Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Seller under this Agreement, or is otherwise within the reasonable control of Seller or its Affiliates), and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller, unless otherwise provided for in this Agreement, Seller, as its sole and exclusive remedy, shall elect either (a) to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If Purchaser defaults in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within the earlier of (i) the Closing, or (ii) ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and receive the Deposit and to retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall receive the Deposit and retain the right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, as full and complete liquidated damages and as Seller’s sole remedy. The provisions of this Section 9.2 shall survive the termination of this Agreement.
◦9.3    Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
◦9.4    Limitation of Liability. Except in connection with a breach of Section 8.5 for which the parties may be liable for consequential damages, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages except to the extent owed to third parties. The provisions of this Section 9.4 shall survive the termination of this Agreement. The provisions of this Section 9.4 shall not limit or affect the rights of Seller to receive the Deposit as liquidated damages as and when provided in this Agreement.

•ARTICLE X
MISCELLANEOUS PROVISIONS
◦10.1    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
◦10.2    Assignments. Other than to an Affiliate of Purchaser (for which an assignment shall not require the consent of Seller), Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Seller no later than five (5) days prior to the Closing Date. Notwithstanding any assignment of this Agreement, Purchaser shall not be released from its obligations hereunder.
◦10.3    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.
◦10.4    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
◦10.5    Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principles of conflicts of law. This paragraph shall survive the closing or consummation of the conveyance contemplated by this Agreement, and any termination of this Agreement.
◦10.6    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Electronic or DocuSign signatures shall have the same valid and binding effect as original signatures.
◦10.7    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
◦10.8    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
◦10.9    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered (i) by hand, (ii) if sent on a business day during the business hours of 9:00 a.m. until 6:00 p.m. Dallas, Texas time, via email with a copy to follow by reputable overnight courier for next-day delivery, (iii) sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or (iv) sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.
If to Seller:        Ashford Atlantic Beach LP
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: Christopher Peckham
Email: cpeckham@ashfordinc.com

and:            Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attn: Cynthia B. Nelson
Email: cbnelson@jw.com

If to Purchaser:    c/o Sage Hospitality Group
1575 Welton Street, Suite 300
Denver, Colorado 80202
Attn: Jason Altberger
    Email: jason.altberger@sagehospitalitygroup.com

With a copy to:    Akerman LLP
1251 Avenue of the Americas, 37th Floor
New York, New York 10020
Attn: Ronald Kornreich
Email: ronald.kornreich@akerman.com

If to Escrow Agent:    Kensington Vanguard National Title
5949 Sherry Lane, Suite 111

Dallas, Texas 75225
Attn:  Trey Lentz
Phone: (214) 273-2514
Email: TLentz@kvnational.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
◦10.10    Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may continue to hold the Deposit pursuant to the terms hereof, or if Escrow Agent so elects, interplead the matter at the joint and several cost of Purchaser and Seller by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed. Purchaser and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fee (collectively called “Expenses”) in connection with or in any way arising out of the escrow arrangement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.
◦10.11    Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.

◦10.12    Survival. Except to the extent (i) that Seller gives Purchaser written notice prior to the expiration of the Study Period of the untruth or inaccuracy of any representation or warranty contained herein, (ii) Purchaser otherwise obtains actual knowledge prior to the expiration of the Study Period of the untruth or inaccuracy of any representation or warranty contained herein, or (iii) of a Non-Breach Inaccuracy, and Purchaser nevertheless elects to close this transaction, the representations and warranties made herein shall survive the Closing through but not beyond the Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation regarding the Limitation Date shall not apply to the prosecution of any claim made and action commenced in accordance with clauses (a) and (b) below on or prior to the Limitation Date. Subject to the foregoing, the representations and warranties of Seller set forth in Article III of this Agreement and the representations and warranties of Purchaser set forth in Article IV of this Agreement shall survive for nine (9) months after the Closing (the “Limitation Date”). Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty by Seller in Article III of this Agreement (a “Claim”) shall be forever barred unless, no later than the Limitation Date Purchaser (a) delivers to Seller a written notice of the Claim setting forth the basis for such Claim, and (b) files a complaint or petition against Seller alleging such Claim in an appropriate Federal district or state court and serves the same upon Seller, in which case the Limitation Date, as to such breach, shall be extended pending resolution of such complaint or petition. Notwithstanding anything to the contrary contained in this Agreement, any Claim that Purchaser may have at any time against Seller will not be valid or effective, and Seller shall have no liability with respect thereto, unless all valid Claims exceed Twenty-five Thousand Dollars ($25,000) in the aggregate (after which Seller shall be responsible for all such Claims, including the first $25,000). Seller’s liability for damages resulting from valid Claims shall in no event exceed three percent (3%) of the Purchase Price in the aggregate (the “Cap”).
Notwithstanding the foregoing, any claim for breach of any of representations and warranties under Sections 3.1 (Organization and Power), 3.2 (Authorization and Execution), 3.3 (Non-contravention), 3.9 (Seller Is Not a “Foreign Person”), 3.11 (Terrorism), 3.13 (Rights of First Offer), 3.14 (Title to Personal Property) and 3.20 (ERISA) shall not be subject to the $25,000 basket or the Cap and shall survive Closing until the expiration of the applicable statute of limitations rather than the Limitation Date.
Subject to the waivers, acknowledgments, agreements, and releases by Purchaser in this Agreement, including the limitations provided in this Section 10.12 of this Agreement, Seller shall indemnify, defend and hold Purchaser harmless for (A) any Claim for the untruth or inaccuracy of any representation or warranty by Seller in Article III of this Agreement or in any Closing Document and/or (B) any breach by Seller of any covenants or obligations in this Agreement which survive the Closing. This Section shall expressly survive the Closing.
Subject to the waivers, acknowledgments, agreements, and releases by Purchaser in this Agreement (and other than with respect to (i) the physical and/or environmental condition of the Property, including, without limitation, any claim first arising from and after the Closing by a

Governmental Authority regarding compliance with Applicable Laws relating to such condition, and (ii) any matter covered by the Owner’s Title Policy (provided that notwithstanding clause (i) and (ii), Seller shall nevertheless be required to indemnify to the extent the foregoing are the subject of an express representation or warranty of Seller in this Agreement or any document delivered at Closing), Seller shall indemnify, defend and hold Purchaser harmless for any and all claims of third parties which are attributable to the Property and its operation prior to Closing, including, without limitation, liabilities for Taxes, employee liabilities (including, without limitation, persons who claim to be employees, co-employees, or joint employees), Monetary Title Encumbrances, contractual defaults (including, without limitation, under the Operating Agreements, Occupancy Agreements, Leased Property Agreements and Management Agreement), and injury to persons or property (regardless of whether such claims that are attributable to injury to persons or property are caused by any physical condition on the Property). Subject to the waivers, acknowledgments, agreements, and releases by Seller in this Agreement, Purchaser shall defend and hold Seller harmless for any and all claims of third parties which are attributable to the Property and its operation and relate to any period from and after Closing, including, without limitation, liabilities for Taxes, employee liabilities, contractual defaults under the Operating Agreements, Occupancy Agreements and Leased Property Agreements, and injury to persons or property. This Section shall expressly survive the Closing.
◦10.13    Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.13 shall not increase the liability of the complying party.
◦10.14    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
◦10.15    Time of Essence. Time is of the essence with respect to every provision hereof.
◦10.16    Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
◦10.17    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
▪(a)    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

▪(b)    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
▪(c)    The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
▪(d)    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
◦10.18    No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded provided this restriction shall not apply if such recordation is incident to an action for specific performance.
◦10.19    Facsimile or Electronic Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile or electronic signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or electronic signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or electronic signature.
◦10.20    Effective Date. This Agreement shall be terminable by either Seller or Purchaser prior to the Effective Date. The “Effective Date” shall mean the first date on which the following shall have occurred: (i) Purchaser and Seller shall have executed this Agreement, and (ii) Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.
◦10.21    Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.
◦10.22    Energy-Efficiency. The prospective buyer of real property with a building for occupancy located thereon is notified that the buyer may have the building’s energy efficiency rating determined. Purchaser hereby acknowledges that Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.

◦10.23    Radon. Seller and Purchaser hereby acknowledge that the following serves as notification required by Section 404.056(5), Florida Statutes: “RADON GAS: Radon is a naturally occurring radioactive gas that when it has been accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health unit.”
◦10.24    Post-Closing Indemnity Escrow Funds.  At the Closing, Seller shall deposit in escrow with Escrow Agent a portion of the Purchase Price in the amount of $250,000 (such amount, together with any and all interest earned thereon, shall be referred to herein as the “Post-Closing Indemnity Escrow Funds”) to secure, on a non-exclusive basis, Seller’s indemnification obligations under Section 10.12 of this Agreement (including in respect of proration adjustments), subject to the limitations set forth in Section 10.12 of this Agreement.  The Post-Closing Indemnity Escrow Funds shall be held by Escrow Agent, in escrow, in accordance with the terms and provisions of an escrow agreement to be entered into at Closing by and among Seller, Purchaser and Escrow Agent (the “Post-Closing Indemnity Escrow Agreement”).  The Post-Closing Indemnity Escrow Agreement shall be in a form consistent with this Section 10.24 and reasonably agreed by Purchaser and Seller.  Purchaser shall have the right, from time to time after the Closing Date, but prior to the date that three (3) months after the Closing Date (the “Escrow End Date”), to deliver to Seller and Escrow Agent written notice(s) of any claims for indemnification pursuant to Section 10.12 of this Agreement (collectively, “Claims” and each such notice a “Claim Notice”), which Claim Notice shall set forth Purchaser’s good faith estimate of actual damages incurred as a result of such Claim, subject to the limitations set forth in Section 10.12 (“Claimed Damages”) and request that Escrow Agent release to Purchaser a portion of the Post-Closing Indemnity Escrow Funds equal to the Claimed Damages.  In the event that Seller sends a written objection to Escrow Agent and Purchaser within five (5) business days after Seller’s receipt of such Claim Notice(s) from Purchaser objecting to the payment of the Post-Closing Indemnity Escrow Funds equal to the Claimed Damages to Purchaser, then Escrow Agent shall continue to hold such Post-Closing Indemnity Escrow Funds equal to the Claimed Damages until the disposition of the Claimed Damages has been (i) settled pursuant to a written settlement agreement entered into between Purchaser and Seller, in which case the Claimed Damages shall be disbursed in accordance with the instructions set forth in such settlement agreement or (ii) adjudicated pursuant to a final non-appealable judgment with respect thereto rendered by a court of competent jurisdiction, in which case the Claimed Damages shall be disbursed in accordance with such final non-appealable judgment.  Following the Escrow End Date, in the event that (a) Purchaser has not delivered any Claim Notices to Escrow Agent and Seller, or (b) Purchaser has delivered a Claim Notice(s) to Escrow Agent and Seller setting forth aggregate Claimed Damages less than the total amount of the Post-Closing Indemnity Escrow Funds, then Seller shall have the right to send a direction letter to Escrow Agent and Purchaser requesting the return of, in the case of clause (a) above, the full amount of the Post-Closing Indemnity Escrow Funds, or in the case of clause (b) above, the amount of the Post-Closing Indemnity Escrow Funds less the aggregate Claimed Damages.  For clarity, the rights of the Purchaser under Section 10.12 shall not be limited to the Post-Closing Indemnity Escrow Funds, Purchaser shall be permitted to deliver Claim Notices on or following the Escrow End Date subject to the limitations set forth in Section 10.12 of this Agreement but the Post-Closing Indemnity Funds shall not secure the indemnification obligations of Seller with respect to Claims made on or after the Escrow End Date, and nothing in this Section 10.24 shall limit the obligations of Ashford Hospitality Limited Partnership pursuant to the Joinder attached to this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLER:

Ashford Atlantic Beach LP,
a Delaware limited partnership

By:     Ashford Atlantic Beach GP LLC, a Delaware limited liability company, its general partner

By: /s/ Alex Rose
Name:     Alex Rose
Title: Executive Vice President
Date: May 31, 2024

PURCHASER:

ACS ONE OCEAN PROPCO LLC, a Delaware limited liability company

By: /s/ Jason Altberger
Name: Jason Altberger
Title: Authorized Person
Date: May 31, 2024

ESCROW AGENT:

Kensington Vanguard National Title (Escrow Agent hereby acknowledges receipt of a fully executed Agreement from both Seller and Purchaser for purposes of Sections 10.10 and 10.20 hereof.)

By: /s/ Patrick Jackson
Name: Patrick Jackson
Title: Vice President
Date: May 31, 2024

[Signature Page]
39485521v.14

JOINDER

Ashford Hospitality Limited Partnership, a Delaware limited partnership, hereby joins in this Agreement of Purchase and Sale for the sole and limited purpose of guarantying the obligations of Seller to Purchaser hereunder, but only to the extent that (i) the Closing occurs, and (ii) Seller expressly has liability to Purchaser under this Agreement, and in all cases subject to the limitations of liability and Limitation Date set forth in Section 10.12 of the Agreement to the extent applicable.

Ashford Hospitality Limited Partnership,
a Delaware limited partnership

By:    Ashford OP General Partner LLC,
    a Delaware limited liability company
    its general partner

By: /s/ Alex Rose
Name:     Alex Rose
Title: Executive Vice President
Date: May 31, 2024

[Signature Page]
39485521v.14

Exhibits
A – Land
B – Intentionally Omitted
C – Form of Deed
D – Form of Bill of Sale
E – Form of Assignment and Assumption Agreement
F – Form of Assignment of Occupancy Agreements
G – Form of FIRPTA Certificate
H – Seller’s Closing Certificate

Schedules
1 – Closing Cost Allocations
3.5 – Management Agreement, Operating Agreements and Leased Property Agreements
3.8 – Occupancy Agreements

RECEIPT OF ESCROW AGENT
Kensington Vanguard National Title, as Escrow Agent, acknowledges receipt of the sum of $_________________ by wire transfer from Purchaser as described in Section 2.3 of the Agreement, said wire transfer to be held pursuant to the terms and provisions of the Agreement.
DATED this ___ day of ________________, 2024.
Kensington Vanguard National Title

By:
Name:
Title:
Date:

[Receipt of Escrow Agent]
39485521v.14

EXHIBIT A
LAND
Parcel One
A part of Block 36, together with a part of the abandoned alleys within said Block 36, together with a part of Ahern Street and a part of Atlantic Boulevard, Plat No. 1, Subdivision “A” Atlantic Beach, as recorded in Plat Book 5, Page 69, of the current public records of Duval County, Florida, together with all of the lands lying Easterly thereof to the erosion control line of the Atlantic Ocean as established by Plat Book 35, Pages 59, 59A and 59B, of the aforesaid public records, all more particularly described as follows: For a POINT OF BEGINNING commence at the Northwest corner of Lot 11 of said Block 36, said corner being the intersection of the Easterly right-of-way line of Ocean Boulevard (formerly Continental Avenue) with the former Southerly right-of-way line of Ahern Street (formerly Plum Street) all as established by survey prepared by I.R. Wellington registered land surveyor No. 179, on September 29, 1937, examined and approved by the council of the town of Atlantic Beach on October 5, 1937, said survey being titled “Survey of a part of Atlantic Beach, Duval County, Florida” from existing bulkhead to center line of former F.E.C. right-of-way. For the purpose of definitely fixing the boundaries of the streets and for locating permanent reference monuments at the corners of each block; thence South 05 degrees 54 minutes 10 seconds East along the aforementioned Easterly right-of-way line of Ocean Boulevard, a distance of 195.74 feet to the recently created Northerly right-of-way line of Atlantic Boulevard; thence Easterly along said recently created right-of-way line the following eight courses: 1) South 62 degrees 27 minutes 04 seconds East, a distance of 29.18 feet; 2) North 89 degrees 24 minutes 50 seconds East, a distance of 156.53 feet to the point of curvature of a curve concave Southwesterly having a radius of 63.68 feet; 3) Southeasterly along the arc of said curve a distance of 52.21 feet, said arc being subtended by a chord bearing of South 68 degrees 24 minutes 32 seconds East and a chord distance of 50.76 feet to a non-tangent end of said curve; 4) North 89 degrees 24 minutes 50 seconds East along the Northerly right-of-way line as established by the aforementioned I.R. Wellington survey, a distance of 7.10 feet to a point on a curve concave Northeasterly having a radius of 18.50 feet; 5) Southeasterly along the arc of said curve, a distance of 24.53 feet, said arc being subtended by a chord bearing of South 52 degrees 36 minutes 25 seconds East and a chord distance of 22.77 feet to a point of tangency of said curve; 6) North 89 degrees 24 minutes 50 seconds East, a distance of 26.04 feet; 7) South 00 degrees 35 minutes 10 seconds East, a distance of 4.00 feet; 8) North 89 degrees 24 minutes 50 seconds East, a distance of 120.54 feet to the aforementioned erosion control line; thence North 02 degrees 18 minutes 03 seconds West along said erosion control line, a distance of 34.17 feet to angle point No. 37; thence continue along said erosion control line North 04 degrees 38 minutes 30 seconds West, a distance of 254.35 feet to an intersection with the aforementioned Southerly right-of-way line of Ahern Street; thence South 83 degrees 24 minutes 50 seconds West along said Southerly right-of-way line of Ahern Street, a distance of 72.16 feet to a recently created jog in said right-of-way line; thence along said recently created right-of-way the following three courses: 1) North 04 degrees 42 minutes 12 seconds West, a distance of 10.15 feet; 2) South 83 degrees 24 minutes 50 seconds West, a distance of 50.55 feet; 3) thence South 52 degrees 28 minutes 26 seconds West, a distance of 19.73 feet to a point on the aforementioned
[Exhibit A]
39485521v.14

original right-of-way line of Ahern Street; thence South 83 degrees 24 minutes 50 seconds West, a distance of 112.90 feet to another recently created jog in said right-of-way line; thence North 05 degrees 54 minutes 10 seconds West, a distance of 18.00 feet; thence South 83 degrees 24 minutes 50 seconds West along the recently created Southerly right-of-way line of Ahern Street, a distance of 150.00 feet to the aforementioned Easterly right-of-way line of Ocean Boulevard; thence South 05 degrees 54 minutes 10 seconds East along said Easterly right-of-way line, a distance of 18.00 feet to the POINT OF BEGINNING.
Parcel Two
All of Lots 1, 2, 10 and 11, together with a part of Lots 3 and 9, Block 33; together with a part of Ahern Street, all in Plat No. 1, Subdivision “A”, Atlantic Beach, as recorded in Plat Book 5, page 69 of the current public records of Duval County, Florida, all more particularly described as follows:
For a point of beginning commence at the Southwest corner of said Lot 1; thence N. 05°54’10”W., along the Westerly line of said Lots 1 and 11, a distance of 256.00 feet to the Northwest corner of said Lot 11; thence N. 83° 24’50” E., along the North line of said Lots 10 and 11, a distance of 71.10 feet to an angle point in the North line of said Lot 10; thence N. 89° 06’ 50” E, along the Northerly line of Lots 9 and 10, a distance of 58.19 feet; thence S. 06° 35’ 10” E., along a line 15 feet Westerly of and parallel with the East line of said Lots 3 and 9 and its Southerly projection, a distance of 263.20 feet; thence S. 83° 24’ 50” W., along a line 13 feet Southerly of and parallel with the South line of aforesaid Lots 1, 2 and 3, a distance of 132.22 feet to a point on the Easterly right-of-way line of Ocean Boulevard; thence N. 05° 54’ 10” W., along said Easterly Right-of-Way line of Ocean Boulevard, a distance of 13.00 feet to the point of beginning.

[Exhibit A]
39485521v.14

EXHIBIT B
INTENTIONALLY OMITTED

[Exhibit B]
39485521v.14

EXHIBIT C– SUBJECT TO LOCAL COUNSEL REVIEW
FORM OF DEED
PREPARED BY AND RETURN TO:

Cindy B. Nelson
Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, TX 75201

Tax I.D. No.:

THIS SPECIAL WARRANTY DEED, executed the _______ day of ____________ 2024, by ASHFORD ATLANTIC BEACH LP, a Delaware limited partnership (“Grantor”), having an address of 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, in favor of _________________, a ___________________ (“Grantee”), having an address of _______________________.
W I T N E S S E T H:
Grantor, in consideration of the premises and the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, aliens, remises, releases, conveys, transfers and confirms to Grantee, and Grantee’s successors and assigns forever, that certain real property and improvements situate in Duval County, Florida, being more particularly described as follows:
SEE EXHIBIT A ATTACHED HERETO and incorporated herein (the “Land”).
TOGETHER WITH all of Grantor’s right, title and interest in and to all buildings, structures and other improvements located on the Land, and any and all fixtures attached to or incorporated within such buildings, structures and other improvements, if any.
All of the property and property rights described above shall be referred to herein as the “Property”.
TOGETHER WITH all tenements, hereditaments, and appurtenances, with every privilege, license, right, title, interest and estate, reversion, remainder, and easement thereto belonging or in anywise appertaining.
TO HAVE AND TO HOLD the same unto Grantee in fee simple forever.
SUBJECT TO (a) taxes and assessments for the year 2024 and all subsequent years not yet due and payable; (b) all applicable governmental, zoning and land use ordinances, restrictions, and prohibitions and other requirements imposed by governmental authority to the

39485521v.14

extent the same are currently valid and enforceable against the Property; and (c) covenants, conditions, restrictions, easements, reservations and limitations of record to the extent that the same are currently valid and enforceable against the Property, if any; provided, however, nothing herein shall be deemed to reimpose the same (all of those items described in (a) through (c) above are hereinafter collectively referred to as the “Permitted Encumbrances”).
AND GRANTOR covenants with and warrants to Grantee that Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the Property; and that Grantor hereby fully warrants the title to said Property subject to the Permitted Encumbrances and will defend the same against the lawful claims of all persons whomsoever, claiming by, through or under Grantor, but against none other.

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IN WITNESS WHEREOF, the undersigned has set his hand and seal on behalf of Grantor on the day and year first above written.

Signed, sealed and delivered
in the presence of:

By:
Print Name:
Address: ____________________________
____________________________________

By:
Print Name:
Address: ____________________________
____________________________________
GRANTOR: ASHFORD ATLANTIC BEACH LP, a Delaware limited partnership By: Ashford Atlantic Beach GP LLC, a Delaware limited liability company, its general partner By: Name: Alex Rose Title: Vice President
STATE OF ________________
COUNTY OF ______________
The foregoing instrument was acknowledged before me by means of [___] physical presence or [___] online notarization, this ____ day of _____________, 2024, by Alex Rose, as Vice President of Ashford Atlantic Beach GP LLC, a Delaware limited liability company, general partner of Ashford Atlantic Beach LP, a Delaware limited partnership.

(Signature of Notary Public –
State of ____________)

(Print, Type, or Stamp Commissioned Name of Notary Public)

Personally Known OR Produced Identification
                             Type of Identification Produced

[Exhibit C – Page 1]
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Exhibit A to Special Warranty Deed
Description of Land

[Exhibit C – Page 2]
39485521v.14

[Exhibit C – Page 3]
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EXHIBIT D
SPECIAL WARRANTY BILL OF SALE
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (“Seller”) and _____________________ (“Operating Lessee”), each hereby conveys to _______________________ (“Purchaser”) all of its respective right, title and interest in and to the following (collectively, the “Personal Property”):
(i)    all items of Tangible Personal Property (as defined in that certain Agreement of Purchase and Sale dated _______________, 20____ by and between Seller and Purchaser (the “Agreement”)), except any Tangible Personal Property leased by Seller or Operating Lessee;
(ii)    to the extent transferable, all of the Intangible Personal Property (as defined in the Agreement);
(iii)    all subsisting and assignable warranties and guaranties relating to the improvements located at the Property (as defined in the Agreement) or the Tangible Personal Property or any part thereof; and
(iv)    all petty cash funds used in connection with hotel guest operations at the Property, and the so-called “guest ledger” for the Hotel (as defined in the Agreement) located on the Property of guest accounts receivable payable to the Hotel as of the check-out time for the Hotel on the date hereof (based on guest and customers then using the Hotel) both (A) in occupancy from the preceding night through check out time on the date hereof, and (B) previously in occupancy prior to check out time on the date hereof.
IN WITNESS WHEREOF, Seller and Operating Lessee have executed this Bill of Sale effective as of ____________________, 20____.
SELLER:

By:
Name:
Title:
[Exhibit D – Page 1]
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OPERATING LESSEE:

By:
Name:
Title:
[Exhibit D – Page 2]
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EXHIBIT E
ASSIGNMENT AND ASSUMPTION AGREEMENT
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (“Seller”) and _______________ (“Operating Lessee”), hereby assign and delegate to _______________________ (“Assignee”) all of their respective right, title and interest in and to the following:
(i)    all Operating Agreements (as defined in that certain Agreement of Purchase and Sale dated __________________, 20____ by and between Seller and Purchaser (the “Agreement”)) with respect to the Property (as defined in the Agreement); and
(ii)    all Leased Property Agreements (as defined in the Agreement);
Assignee hereby assumes and agrees to perform all of the obligations of Seller and Operating Lessee under the Operating Agreements and Leased Property Agreements (collectively the “Assigned Agreements”), solely to the extent any such obligations first accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof), but excluding any liabilities relating to or arising of any breach or violation of any Assigned Agreement that occurred prior to the date hereof.
If any litigation between Seller (and/or Operating Lessee) and Assignee arises out of the obligations of the parties under this Assignment and Assumption Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment and Assumption Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures shall have the same valid and binding effect as original signatures.

[Exhibit E – Page 1]
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IN WITNESS WHEREOF, Seller, Operating Lessee and Assignee have executed this Assignment as of ___________________, 20__.

SELLER:

By:
Name:
Title:

OPERATING LESSEE:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[Exhibit E – Page 2]
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EXHIBIT F
FORM OF ASSIGNMENT OF OCCUPANCY AGREEMENTS
ASSIGNMENT OF OCCUPANCY AGREEMENTS
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (“Seller”) and _____________________ (“Operating Lessee”), each hereby assigns to _______________________ (“Assignee”) all of its or their respective right, title and interest in and to the Occupancy Agreements, as defined in that certain Agreement of Purchase and Sale dated _________________, 20__ by and between Seller and Purchaser (the “Agreement”). Assignee hereby assumes and agrees to perform all of the obligations of Seller and/or Operating Lessee under the Occupancy Agreements to the extent any such obligations first accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof) but excluding any liabilities relating to or arising of any breach or violation of any Occupancy Agreements that occurred prior to the date hereof.
If any litigation between Seller (and/or Operating Lessee) and Assignee arises out of the obligations of the parties under this Assignment of Occupancy Agreements or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment of Occupancy Agreements may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures may be attached hereto and shall have the same valid and binding effect as original signatures.
IN WITNESS WHEREOF, Seller, Operating Lessee and Assignee have executed this Assignment of Occupancy Agreements as of ___________________, 20____.
SELLER:

By:
Name:
Title:

[Exhibit F – Page 1]
39485521v.14

OPERATING LESSEE:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[Exhibit F – Page 2]
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EXHIBIT G
FORM OF FIRPTA CERTIFICATE
CERTIFICATE OF NON-FOREIGN STATUS
TO: ____________________________________________
FROM: ____________________________________________ (“Seller”)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller:
(a)    Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.    Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations.
(b)    Seller’s U.S. employer identification number is ______________________; and
(c)    Seller’s office address is: c/o Ashford Hospitality Limited Partnership, 14185 Dallas Parkway, Suite 1100, Dallas, Texas.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury, I declare that I have examined this certification, and it is true, correct, and complete; and I further declare that I have authority to sign this document on behalf of Seller.
SELLER:

By:
Name:
Title:

[Exhibit G]
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Date of Execution: __________________, 20____
[Exhibit G]
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EXHIBIT H
SELLER’S CLOSING CERTIFICATE
The undersigned certify to ___________________________________, a ____________________________ (“Purchaser”) that except as set forth on Exhibit A attached hereto, the representations and warranties of the undersigned contained in Article III of that certain Agreement of Purchase and Sale, dated as of ___________, 2024, between the undersigned and Purchaser (as assigned, amended, or modified from time to time, the “Purchase Agreement”), are true and correct in all material respects as of the date hereof.
This Seller Closing Certificate is made subject to the limitations on knowledge, scope, liability and survival, and other matters regarding Seller’s representations and warranties, as set forth in the Purchase Agreement, including, without limitation, Section 10.12 thereof.
[Signature page on next page]

[Exhibit G]
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IN WITNESS WHEREOF, the undersigned has executed this Seller Closing Certificate as of the _____ day of ____, 2024.
SELLER:
FEE OWNER

____________________________________

By:

OPERATING LESSEE

_____________________________________

By:

[Exhibit G]
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Exhibit A
Representation and Warranty Updates

[Exhibit G]
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SCHEDULE 1
CLOSING COST ALLOCATIONS

Deed Recording Fee	P
Sales Tax	P
Updated Survey	P
Title commitment/search fees and premium for Title Policy (Owner’s) (subject to application of the “Butler Rebate” reduction in its entirety, but Seller shall be responsible for the entire premium whether or not the Butler Rebate is so applied)	S
Municipal lien searches	P
Endorsements to Title Policy; provided that Purchaser shall not be required to pay more than (x) 10% of the promulgated premium, subject to the applicable “Butler Rebate” application for the Florida Form 9 Endorsement and Navigational Servitude and (y) at the minimum promulgated rates such other endorsements, and any amount in excess of the same shall be paid by Seller	P
Mortgagee Policy	P
State and local deed taxes, documentary stamps, or similar transfer taxes, fees or assessments	P
Mortgage Tax	P
Escrow Fees	P/S
Title Company Closing Services Fees	P/S

[Schedule 1]
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LEGEND:
P = To be paid by Purchaser
S = To be paid by Seller
P/S = To be paid equally by Seller, on the one hand, and Purchaser, on the other
N/A = Not applicable
[Schedule 1]
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SCHEDULE 3.5
OPERATING AGREEMENTS AND LEASED PROPERTY AGREEMENTS
1.    ATM Cash Dispenser Location Agreement dated August 31, 2020 between ACFN and Ashford TRS Atlantic Beach LLC
2.    Acumen Security Services Proposal/Contract dated December 13, 2022 between Acumen Security Services and Ashford TRS Atlantic Beach LLC
3.    All States Rentals Agreement June 2, 2019 between Ashford TRS Atlantic Beach LLC and All States Rentals
4.    Accommodation Agreement dated May 3, 2012 between Booking.com B.V. and Ashford TRS Sapphire LLC
5.    Service Contract dated July 14, 2017 between Dunbar Armored, Inc. and Ashford TRS Pool A LLC
6.    Preferred Provider Agreement dated July 30, 3015 between ConferenceDirect LLC and One Ocean Resort Hotel & Spa
7.    Electronic Marketing and Services Agreement dated October 9, 2008 between Digital Alchemy LLC and Ashford TRS Sapphire LLC
8.    Agreement between Meeting Assistance, Inc. and Ashford TRS Sapphire LLC
9.    Ground Transportation Letter of Agreement dated May 1, 2016 between Ashford TRS Pool A LLC and East Coast Transportation Company of North Florida, LLC and Go Airport Express & Sedan
10.    Pest Elimination Services Agreement dated November 6, 2017 between Ecolab Pest Elimination and Ashford TRS Pool A LLC
11.    Treat Wallet Merchant Agreement dated March 30, 2022 between Treat Wallet, Inc. and Ashford TRS Atlantic Beach LLC
12.    Expedia Lodging Contract dated January 13, 2014 between Expedia Lodging Partner Services Sarl and Ashford TRS Sapphire LLC
13.    Agreement for Natural Gas Sales in Florida dated April 1, 2023 between Gas South, LLC and Ashford TRS Atlantic Beach LLC
14.    HotelTonight Hotel Supply Agreement dated July 20, 2013 between Hotel Tonight, Inc. and One Ocean Resort & Spa
[Schedule 3.5]
39485521v.14

15.    Performance Agreement dated August 1, 2015 between Ashford TRS Pool A LLC and HelmsBrisco Performance Group, Inc.
16.    Audio Visual Service Agreement dated June 1, 2019 between Ashford TRS Atlantic Beach LLC and J&S Audio Visual Communications, LLC
17.    Hospitality Exclusive Vendor Agreement dated December 3, 2018 between Ashford TRS Atlantic Beach LLC and Intelligent Blends, L.P.
18.    Master Services Agreement dated March 7, 2016 between Interactive Sites Inc. and Ashford TRS Pool A LLC
19.    Host Organization Statement of Purpose and Agreement dated May 14, 2015 between International Educational Exchange and Ashford TRS Pool A LLC
20.    Kipsu Services Agreement dated September 17, 2020 between Kipsu, Inc. and Ashford TRS Atlantic Beach LLC
21.    Optimum Performance Agreement dated May 30, 2008 for Vertical Transportation between Ashford TRS Sapphire LLC and Kone Inc.
22.    Order Package Acceptance Agreement dated December 29, 2016 between Ashford TRS Pool A LLC and Konica Minolta
23.    Retailer Agreement and No Export Agreement dated December 9, 2021 between Lalicious and Ashford TRS Atlantic Beach LLC
24.    Service Agreement dated June 24, 2020 between Mood Media and Ashford TRS Atlantic Beach LLC
25.    Product & Services Order Form dated August 14, 2018 between Ashford TRS Atlantic Beach LLC and Open Table with Amendment to Client Agreement dated August 23, 2018
26.    Hotel Participation Agreement dated February 7, 2008 between Orbitz Worldwide, LLC and Ashford TRS Sapphire LLC
27.    Service Proposal dated May 5, 2009 Ashford TRS Sapphire LLC and Otis Elevator Company
28.    SIP Trunking Agreement dated June 21, 2021 between Phonesuite Unify, LLC and Ashford TRS Atlantic Beach LLC
29.    Hotel Participation Agreement dated April 18, 2023 between Ashford TRS Atlantic Beach LLC and Pre OPCO, LLC
[Schedule 3.5]
39485521v.14

30.    Property Level Agreement dated September 21, 2022 between Quench USA, Inc. and Ashford TRS Atlantic Beach LLC
31.    Customer Service Agreement dated July 9, 2020 between Republic Services and Ashford TRS Atlantic Beach, LLC
32.    Online Media Approval Form – Meta Connect dated September 11, 2019, Jun 1, 2018 and January 15, 2015 with Additional Service – Synxis Center Reservations between Sabre Hospitality Solutions and Ashford TRS Pool A LLC
33.    Online Media Approval Form: Trip Advisor Check Rates dated August 12, 2013 between Sabre Hospitality Solutions and Ashford TRS Sapphire LLC
34.    Additional Service – Synxis Center Reservations dated February 5, 2016 and May 13, 2016 between Sabre Hospitality Solutions and Ashford TRS Pool A LLC
35.    Addendum to Synxis Services Agreement adding Travelocity Services dated March 20, 2007 between Synxis Corporation and Ashford TRS Lessee II LLC
36.    Property Participation Agreement effective January 20, 2011 between Travelscape, LLC, Hotels.com, L.P. VacationSpot S.L and Ashford TRS Sapphire, LLC
37.    2Synxis Central Reservation System Agreement dated August 30, 2010 between Ashford TRS Sapphire LLC and Sabre Hospitality Solutions with extension letter dated January 30, 2012
38.    Professional Services Statement of Work dated August 6, 2015 between Ashford TRS Pool A LLC and Sabre Hospitality Solutions
39.    Professional Services Statement of Work dated September 29, 2016 between Ashford TRS Pool A LLC and Sabre Hospitality Solutions
40.    Environmental Scent Service Agreement dated December 1, 2023 between Ashford TRS Atlantic Beach LLC and Scentair Technologies, LLC
41.    Quote and Statement of Work dated October 4, 2023 between Single Digits and Ashford TRS Atlantic Beach LLC
42.    Support Service and Maintenance agreement dated October 15, 2007 between Ze-Net Technologies, Inc. and Ashford TRS Sapphire LLC
43.    Southern Living Hotel Collection Hotel Membership Agreement dated December 27, 2013 between Senoia Hospitality, LLC and Ashford TRS Sapphire LLC with Notice of Change of Ownership
[Schedule 3.5]
39485521v.14

44.    Release for Use of Photograph(s) dated February 25, 2014 between Senoia Hospitality LLC and Ashford TRS Sapphire LLC
45.    Textile Rental Agreement between Simply Linen Solutions and Ashford TRS Pool A LLC dated January 22, 2018
46.    STR Agreement and Enrollment Form dated January 28, 2022 between STR, LLC and Ashford TRS Atlantic Beach LLC
47.    Instant Book Insertion Order dated August 17, 2015 between Ashford TRS Pool A LLC and Trip Advisor LLC
48.    Service Request Order Form dated December 8, 2017 between Velocity and Ashford TRS Pool A LLC
49.    Work Order Agreement dated October 27, 2023 between Vizergy Digital Travel marketing and Ashford TRS Atlantic Beach LLC
50.    Work Order Agreement dated March 8, 2022 between Vizergy Digital Travel marketing and Ashford TRS Atlantic Beach LLC
51.    Renewal Agreement dated July 28, 2023 between Vizergy Digital Travel marketing and Ashford TRS Atlantic Beach LLC
52.    Service Agreement (T-1 Bundle) dated December 2, 2011 between Windstream and Ashford TRS Sapphire LLC
53.    Satellite Programming License and Equipment Lease dated May 9, 2017 between World Cinema, Inc. and Ashford TRS Pool A LLC
54.    Non Exclusive License Management Services Agreement dated September 2, 2015 between Ashford Hospitality Advisors LLC and Crestrise Communications, LLC; Reinstatement and Ratification of and First Amendment to Non Exclusive License Management Services Agreement dated September 17, 2018 between Ashford Hospitality Advisors LLC and Crestrise Communications, LLC; Fee Acknowledgement Form T-Mobile Amendment # 2, dated November 16, 2018 executed by Ashford TRS Pool A LLC and Crestrise Communications LLC; Fee Acknowledgement Form T-Mobile Amendment #3 dated June 1, 2022 executed by Ashford TRS Atlantic Beach LLC and Crestrise Communications LLC.
55.    Preventative Maintenance Inspection dated March 7, 2024 between Florida Comfort Inc. and Ashford TRS Atlantic Beach LLC
56.    Cooperation Agreement & Merchant Agreement dated February 17, 2024 between Mews Systems Inc. and Ashford TRS Atlantic Beach LLC
[Schedule 3.5]
39485521v.14

57.    Book4Time Master Services Agreement dated November 3, 2023 between Book4Time Inc. and Remington Lodging & Hospitality, LLC
58.    Toast Merchant Agreement Initial Order Form dated March 6, 2024 between Toast, Inc. and Ashford TRS Atlantic Beach LLC
59.    Safe – T Services/Service Enrollment Form / Addendum dated March 1, 2024 between Elavon and Ashford TRS Atlantic Beach LLC
60.    Agreement for Temporary Labor Services dated January 18, 2023, by and between Ashford TRS Atlantic Beach LLC and LCS Staffing.
61.    Lease dated July 22, 2008, by and between Atlantic-Penman, LLC, as landlord, and Ashford TRS Sapphire LLC, as tenant, for premises located at 725 Atlantic Boulevard, Unit #18, Atlantic Beach, Duval County, Florida.

[Schedule 3.5]
39485521v.14

SCHEDULE 3.8

OCCUPANCY AGREEMENTS
1.    Building Lease dated February 7, 1996 between Oceanfront Associates, Inc. and PowerTel PCS Partners, L.P; Amendment to Building Lease signed February 7, 1996 between Oceanfront Associates, Inc. and PowerTel P.C.S. Partners, L.P., nka, InterCel Jacksonville MTA, Inc.; Second Amendment to Building Lease effective as of November 16, 2018 between Ashford TRS Pool A LLC, successor to Oceanfront Associates, Inc., and T-Mobile South LLC, successor to Powertel PCS Partners, L.P.; Third Amendment to Building Lease dated June 1, 2022 between Ashford TRS Atlantic Beach LLC, successor to Oceanfront Associates, Inc., and T-Mobile South LLC. successor to Powertel PCS Partners, L.P.

[Schedule 3.8]
39485521v.14